NEWS RELEASE
WESCO International, Inc. / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
WESCO International Reports Fourth Quarter
and Full Year 2022 Results
Fourth quarter results:
•Record net sales of $5.6 billion, up 15% YOY
–Organic sales growth of 14% YOY and up 4% sequentially
•Operating profit of $382 million; operating margin of 6.9%
–Adjusted EBITDA of $451 million, up 41% YOY; adjusted EBITDA margin of 8.1%, up 150 basis points YOY
–Gross margin of 21.9%, up 110 basis points YOY
•Earnings per diluted share of $3.90
–Adjusted earnings per diluted share of $4.13, up 30% YOY
•Record operating cash flow of $422 million
–Record free cash flow of $399 million; 173% of adjusted net income
•Rahi Systems acquisition closed on November 1, 2022
Full year results:
•Record net sales of $21.4 billion, up 18% YOY
–Organic sales growth of 18% YOY
•Record operating profit of $1.4 billion; operating margin of 6.7%
–Record adjusted EBITDA of $1.7 billion, up 47% YOY; record adjusted EBITDA margin of 8.1%, up 160 basis points YOY
–Record gross margin of 21.8%, up 100 basis points YOY
•Record earnings per diluted share of $15.33
–Record adjusted earnings per diluted share of $16.42, up 65% YOY
•Leverage of 2.9x; improvement of 1.0x versus prior year-end and 2.8x since the Anixter merger
PITTSBURGH, February 14, 2023 /Business Wire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the fourth quarter and full year 2022.
“Wesco delivered a stellar encore performance for the full year 2022 including exceptional fourth quarter results, clearly demonstrating our ability to drive sustained growth and market outperformance. The success of our business model and integration efforts over the past two and a half years since our transformational combination with Anixter resulted in record full year sales of $21.4 billion, an increase of 18% over last year. We again set new company records for margin and profitability, and reduced leverage to below 3.0x for the first time since 2019. With this trajectory, we have taken a significant step forward in the achievement of our long-term target of 10%+ EBITDA margin. I am confident 2023 will be another transformational year with additional advances in our digital capabilities, strong topline growth, continued margin expansion and record free cash generation to support our capital allocation priorities,” said John Engel, Chairman, President and CEO.
Mr. Engel continued, “Strong seasonal fourth-quarter growth was driven by secular demand trends, continued share gains and the start of supply chain pressures easing. We meaningfully reduced net working capital while delivering stronger than anticipated topline growth in the fourth quarter, and generated record quarterly free cash flow of approximately $400 million.”
Mr. Engel added, “Each of our strategic business units again delivered strong double-digit organic sales and profit growth underscoring the success of our enterprise-wide cross selling and margin improvement programs. The fourth-quarter performance of our latest acquisition, Rahi Systems, builds on our data center solutions strategy and better positions us to capture value from this important secular-growth market. Our profitable execution across all three business units supports our investment in Wesco’s digital transformation positioning us to deliver an even higher level of performance, operating efficiency and customer loyalty.”
Mr. Engel concluded, “We are building on our strong positive momentum and 2023 is off to an excellent start. Our three-year post-merger integration plan is coming to a close. Our digital transformation plan is accelerating, and we are on-track to deliver advanced digital capabilities that will create superior value for our customers and supplier partners. We are confident in our ability to drive mid- to high-single digit sales growth this year, along with continued EBITDA margin expansion and approximately $600 to $800 million in free cash flow generation that supports our growth initiatives and capital allocation priorities. Most importantly, our dedicated team of colleagues continues to provide resilient and critical supply chain solutions for our customers around the world, capturing the benefits of our exposure to sustainable secular trends that are deep and drive our future sales and profitability. We look forward with greater confidence than ever to a future of sustained growth and market outperformance.”
The following are results for the three months ended December 31, 2022 compared to the three months ended December 31, 2021:
•Net sales were $5.6 billion for the fourth quarter of 2022 compared to $4.9 billion for the fourth quarter of 2021, an increase of 14.6%, reflecting price inflation and volume growth, secular demand trends, execution of our cross-sell program, and moderate easing of supply chain constraints. Organic sales for the fourth quarter of 2022 grew 14.4% as the acquisition of Rahi Systems on November 1, 2022 positively impacted reported net sales by 2.3%, while fluctuations in foreign exchange rates negatively impacted reported net sales by 2.1%. Sequentially, net sales grew 2.1% while organic sales increased 3.7%. The acquisition of Rahi Systems positively impacted reported net sales by 2.1%, while the number of workdays and fluctuations in foreign exchange rate changes negatively impacted reported net sales by 3.1% and 0.6%, respectively. Backlog at the end of the fourth quarter of 2022 increased by more than 40% compared to the end of 2021. Sequentially, backlog declined slightly by approximately 1% following seven consecutive quarters of strong growth.
•Cost of goods sold for the fourth quarter of 2022 was $4.3 billion compared to $3.8 billion for the fourth quarter of 2021, and gross profit was $1.2 billion and $1.0 billion, respectively. As a percentage of net sales, gross profit was 21.9% and 20.8% for the fourth quarter of 2022 and 2021, respectively. Gross profit as a percentage of net sales for the fourth quarter of 2022 reflects our focus on value-driven pricing and pass-through of inflationary costs, along with the continued momentum of our gross margin improvement program and higher supplier volume rebates as a percentage of net sales. Cost of goods sold for the fourth quarter of 2021 included a write-down to the carrying value of certain personal protective equipment inventories that unfavorably impacted gross profit as a percentage of net sales by approximately 12 basis points.
•Selling, general and administrative (“SG&A”) expenses were $793.1 million, or 14.3% of net sales, for the fourth quarter of 2022 compared to $733.7 million, or 15.1% of net sales, for the fourth quarter of 2021. SG&A expenses for the fourth quarter of 2022 and 2021 include merger-related and integration costs of $15.2 million and $38.7 million, respectively. Adjusted for these amounts, SG&A expenses were $777.9 million, or 14.0% of net sales, for the fourth quarter of 2022 and $695.0 million, or 14.3% of net sales, for the fourth quarter of 2021. Adjusted SG&A expenses for the fourth quarter of 2022 reflect higher salaries due to wage inflation and increased headcount, an increase in commissions and volume-related costs driven by significant sales growth, as well as the impact of the Rahi Systems acquisition. In addition, digital transformation initiatives contributed to higher expenses in the fourth quarter of 2022, including those related to professional and consulting fees. These increases were partially offset by the realization of integration cost synergies and a reduction to incentive compensation expense.
•Depreciation and amortization for the fourth quarter of 2022 was $43.4 million compared to $53.9 million for the fourth quarter of 2021, a decrease of $10.5 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $0.4 million and $11.8 million of accelerated amortization expense for the fourth quarter of 2022 and 2021, respectively.
•Operating profit was $381.8 million for the fourth quarter of 2022 compared to $220.3 million for the fourth quarter of 2021, an increase of $161.5 million, or 73.3%. Operating profit as a percentage of net sales was 6.9% for the current quarter, compared to 4.5% for the fourth quarter of the prior year. Adjusted for the merger-related and integration costs, and accelerated trademark amortization described above, operating profit was $397.4 million, or 7.1% of net sales, for the fourth quarter of 2022 and $270.8 million, or 5.6% of net sales, for the fourth quarter of 2021. Adjusted operating margin was up 150 basis points compared to the prior year.
•Net interest expense for the fourth quarter of 2022 was $87.3 million compared to $60.4 million for the fourth quarter of 2021. The increase reflects higher borrowings and an increase in variable interest rates.
•The effective tax rate for the fourth quarter of 2022 was 24.6% compared to 15.7% for the fourth quarter of 2021. The effective tax rate for the fourth quarter of the prior year was favorably impacted by a reduction in the valuation allowance recorded against certain foreign tax credit carryforwards, as well as higher tax benefits related to intercompany financing and certain foreign derived intangible income.

•Net income attributable to common stockholders was $204.6 million for the fourth quarter of 2022 compared to $153.1 million for the fourth quarter of 2021. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $216.3 million for the fourth quarter of 2022. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans, and the related income tax effects, net income attributable to common stockholders was $165.7 million for the fourth quarter of 2021. Adjusted net income attributable to common stockholders increased 30.5% year-over-year.
•Earnings per diluted share for the fourth quarter of 2022 was $3.90, based on 52.4 million diluted shares, compared to $2.93 for the fourth quarter of 2021, based on 52.3 million diluted shares. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the fourth quarter of 2022 was $4.13. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, curtailment gain, and the related income tax effects, earnings per diluted share for the fourth quarter of 2021 was $3.17. Adjusted earnings per diluted share increased 30.3% year-over-year, including a positive impact from the Rahi acquisition completed during the quarter.
•Operating cash flow for the fourth quarter of 2022 was an inflow of $421.7 million compared to an outflow of $105.5 million for the fourth quarter of 2021. Free cash flow for the fourth quarter of 2022 was $398.7 million, or 172.7% of adjusted net income, reflecting a significant reduction in working capital including a decrease in inventories of $69.3 million from the end of the third quarter of 2022. An increase in accounts payable of $73.3 million and a decrease in trade accounts receivable of $47.1 million also contributed to the strong free cash flow performance for the fourth quarter of 2022. Additionally, the Company repurchased $11.1 million of its common stock shares during the fourth quarter of 2022.
The following are results for the year ended December 31, 2022 compared to the year ended December 31, 2021:
•Net sales were $21.4 billion for 2022 compared to $18.2 billion for 2021, an increase of 17.6% reflecting price inflation and volume growth, secular demand trends, and execution of our cross-sell program. Organic sales for 2022 grew 18.2% as the acquisition of Rahi Systems in the fourth quarter of 2022, offset by the divestiture of Wesco's legacy utility and data communications businesses in Canada in the first quarter of 2021, positively impacted reported net sales by 0.5%. Additionally, the number of workdays positively impacted reported net sales by 0.4%, while fluctuations in foreign exchange rates negatively impacted reported net sales by 1.5%.
•Cost of goods sold for 2022 was $16.8 billion compared to $14.4 billion for 2021, and gross profit was $4.7 billion and $3.8 billion, respectively. As a percentage of net sales, gross profit was 21.8% and 20.8% for 2022 and 2021, respectively. Gross profit as a percentage of net sales for 2022 reflects our focus on value-driven pricing and pass-through of inflationary costs, along with the continued momentum of our gross margin improvement program and higher supplier volume rebates as a percentage of net sales. Cost of goods sold for 2021 included a write-down to the carrying value of certain personal protective equipment inventories that unfavorably impacted gross profit as a percentage of net sales by approximately 14 basis points.
•SG&A expenses for 2022 were $3.0 billion, or 14.2% of net sales, compared to $2.8 billion for 2021, or 15.3% of net sales. SG&A expenses for 2022 include merger-related and integration costs of $67.4 million. Adjusted for this amount, SG&A expenses for 2022 were 13.9% of net sales and reflect higher salaries due to wage inflation and increased headcount, as well as an increase in commissions and volume-related costs driven by significant sales growth. In addition, digital transformation initiatives contributed to higher expenses in 2022, including those related to professional and consulting fees. These increases were partially offset by the realization of integration cost synergies and a reduction to incentive compensation expense. SG&A expenses for 2021 include merger-related and integration costs of $158.5 million, as well as a net gain of $8.9 million resulting from the Canadian divestitures described above. Adjusted for these amounts, SG&A expenses were 14.5% of net sales for 2021.
•Depreciation and amortization for 2022 was $179.0 million compared to $198.6 million for 2021, a decrease of $19.6 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $9.8 million and $32.0 million of accelerated amortization expense for 2022 and 2021, respectively.
•Operating profit was $1.4 billion for 2022 compared to $0.8 billion for 2021, an increase of $636.2 million, or 79.3%. Operating profit as a percentage of net sales was 6.7% for the current year, compared to 4.4% for the prior year. Operating profit for 2022 includes the merger-related and integration costs, and accelerated trademark amortization expense described above. Adjusted for these amounts, operating profit was 7.1% of net sales. For 2021, operating profit was 5.4% as adjusted for merger-related and integration costs of $158.5 million, accelerated trademark amortization expense of $32.0 million, and the net gain on the Canadian divestitures of $8.9 million. Adjusted operating margin was up 170 basis points compared to the prior year.
•Net interest expense for 2022 was $294.4 million compared to $268.1 million for 2021. The increase reflects higher borrowings and an increase in variable interest rates.

•The effective tax rate for 2022 was 24.2% compared to 19.9% for 2021. The effective tax rates for both the current year and the prior year were favorably impacted by the tax benefits related to intercompany financing and reductions in the valuation allowance recorded against certain foreign tax credit carryforwards. The higher effective tax rate in the current year is primarily due to lower tax benefits from intercompany financing arrangements resulting from changes in Canadian tax law and certain foreign derived intangible income.
•Net income attributable to common stockholders was $803.1 million for 2022 compared to $408.0 million for 2021. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $860.1 million for 2022. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, net gain on Canadian divestitures, a $36.6 million curtailment gain, and the related income tax effects, net income attributable to common stockholders was $519.3 million for 2021. Adjusted net income attributable to common stockholders increased 65.6% year-over-year.
•Earnings per diluted share for 2022 was $15.33, based on 52.4 million diluted shares, compared to $7.84 for 2021, based on 52.0 million diluted shares. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for 2022 was $16.42. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, net gain on divestitures, curtailment gain, and the related income tax effects, earnings per diluted share for 2021 was $9.98. Adjusted earnings per diluted share increased 64.5% year-over-year.
•Operating cash flow for 2022 was $11.0 million compared to $67.1 million for 2021. Operating cash flow for the current year was lower than the prior year primarily due to changes in working capital, including an increase in inventories of $817.0 million and an increase in trade accounts receivable of $690.6 million. The increase in inventories resulted from investments to address supply chain challenges and to support growth in our sales backlog, including project-based business. The increase in trade accounts receivable was due to significant sales growth. These outflows were partially offset by an increase in accounts payable of $552.9 million.
Segment Results
The Company has operating segments comprising three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
The Company incurs corporate costs primarily related to treasury, tax, information technology, legal and other centralized functions. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are either not allocated to the segments or reviewed on a segment basis. Corporate expenses not directly identifiable with our reportable segments are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended December 31, 2022 compared to the three months ended December 31, 2021:
•EES reported net sales of $2.2 billion for the fourth quarter of 2022 compared to $2.0 billion for the fourth quarter of 2021, an increase of 8.7%. Organic sales for the fourth quarter of 2022 grew 11.3% as fluctuations in foreign exchange rates negatively impacted reported net sales by 2.6%. Sequentially, reported net sales declined 3.0%. Adjusted for the negative effect of fluctuations in foreign exchange rates and the number of workdays, organic sales increased 1.0%. The increase in organic sales compared to the prior year quarter reflects price inflation and growth in our construction, industrial and original equipment manufacturer businesses. EBITDA, adjusted for other non-operating expense and non-cash stock-based compensation expense, was $197.6 million for the fourth quarter of 2022, or 9.1% of net sales, compared to $150.6 million for the fourth quarter of 2021, or 7.5% of net sales. Adjusted EBITDA increased $47.0 million, or 31.3% year-over-year. The increase primarily reflects the factors impacting the overall business, as described above.
•CSS reported net sales of $1.8 billion for the fourth quarter of 2022 compared to $1.5 billion for the fourth quarter of 2021, an increase of 16.4%. Organic sales for the fourth quarter of 2022 grew 11.7% as the acquisition of Rahi Systems on November 1, 2022 positively impacted reported net sales by 7.4%, while fluctuations in foreign exchange rates negatively impacted reported net sales by 2.7%. Sequentially, reported net sales grew 10.0% and organic sales increased 6.7%. The increase in organic sales compared to the prior year quarter reflects price inflation, growth in our security solutions and network infrastructure businesses, as well as the benefits of cross selling and some improvements in supply chain constraints. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation expense, was $169.5 million for the fourth quarter of 2022, or 9.6% of net sales, compared to $125.3 million for the fourth quarter of 2021, or 8.3% of net sales. Adjusted EBITDA increased $44.2 million, or 35.3% year-over-year. The increase primarily reflects the factors impacting the overall business, as described above. Adjusted EBITDA as a percentage of net sales for the fourth quarter of 2021 was negatively impacted by 28 basis points from the inventory write-down described in the Company's overall results above.

•UBS reported net sales of $1.6 billion for the fourth quarter of 2022 compared to $1.3 billion for the fourth quarter of 2021, an increase of 21.2%. Organic sales for the fourth quarter of 2022 grew 22.2% as fluctuations in foreign exchange rates negatively impacted reported net sales by 1.0%. Sequentially, reported net sales grew 1.2% and organic sales increased 4.6%. The increase in organic sales compared to the prior year quarter reflects price inflation, broad-based growth driven by investments in electrification, green energy, utility grid modernization and hardening, rural broadband development, as well as the benefits of cross selling and expansion in our integrated supply business. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation expense, was $185.6 million for the fourth quarter of 2022, or 11.4% of net sales, compared to $129.3 million for the fourth quarter of 2021, or 9.6% of net sales. Adjusted EBITDA increased $56.3 million, or 43.5% year-over-year. The increase primarily reflects the factors impacting the overall business, as described above.
The following are results by segment for the year ended December 31, 2022 compared to the year ended December 31, 2021:
•EES reported net sales of $8.8 billion for 2022 compared to $7.6 billion for 2021, an increase of 15.8%. Organic sales for 2022 grew 17.3% as the number of workdays positively impacted reported net sales by 0.4%, while fluctuations in foreign exchange rates and the Canadian divestitures described in the Company's overall results above negatively impacted reported net sales by 1.8% and 0.1%, respectively. The year-over-year increase in organic sales reflects price inflation, growth in our industrial, construction, and original equipment manufacturer businesses, as well as the benefits of cross selling and secular growth trends. Additionally, supply chain constraints have had a negative impact on sales in both 2022 and 2021, however, these pressures have begun to moderate. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation expense, was $851.3 million for 2022, or 9.6% of net sales, compared to $604.5 million for 2021, or 7.9% of net sales. Adjusted EBITDA increased $246.8 million, or 40.8% year-over-year. The increase primarily reflects the factors impacting the overall business, as described above.
•CSS reported net sales of $6.4 billion for 2022 compared to $5.7 billion for 2021, an increase of 12.0%. Organic sales for 2022 grew 11.5% as the acquisition of Rahi Systems in the fourth quarter of 2022 and the number of workdays positively impacted reported net sales by 2.0% and 0.4%, respectively, while fluctuations in foreign exchange rates negatively impacted reported net sales by 1.9%. The year-over-year increase in organic sales reflects strong growth in our security solutions and network infrastructure businesses, as well as the benefits of cross selling and some improvements in supply chain constraints. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation expense, was $599.0 million for 2022, or 9.4% of net sales, compared to $480.8 million for 2021, or 8.4% of net sales. Adjusted EBITDA increased $118.2 million or 24.6% year-over-year. The increase primarily reflects the factors impacting the overall business, as described above. Additionally, adjusted EBITDA as a percentage of net sales for 2021 was negatively impacted by 37 basis points from the inventory write-down described above.
•UBS reported net sales of $6.2 billion for 2022 compared to $4.9 billion for 2021, an increase of 26.9%. Organic sales for 2022 grew 27.2% as the number of workdays positively impacted reported net sales by 0.4%, while fluctuations in foreign exchange rates and the Canadian divestitures described in the Company's overall results above negatively impacted reported net sales by 0.6% and 0.1%, respectively. The year-over-year increase in organic sales reflects price inflation, broad-based growth in our utility and broadband businesses, as well as expansion in our integrated supply business. EBITDA, adjusted for other non-operating expense, non-cash stock-based compensation expense, and the net gain on the Canadian divestitures in the first quarter of 2021, was $677.3 million for 2022, or 10.9% of net sales, compared to $428.4 million for 2021, or 8.8% of net sales. Adjusted EBITDA increased $248.9 million, or 58.1% year-over-year. The increase primarily reflects the factors impacting the overall business, as described above, offset by the benefit in the first quarter of 2021 from the net gain on the Canadian divestitures.

Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the fourth quarter and full year 2022 earnings as described in this News Release on Tuesday, February 14, 2023, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $21 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the expected benefits and costs of the transaction between Wesco and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, or the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters (including as a result of climate change), health epidemics, pandemics and other outbreaks, such as the ongoing COVID-19 pandemic, supply chain disruptions, and the impact of Russia's invasion of Ukraine, including the impact of sanctions or other actions taken by the U.S. or other countries, the increased risk of cyber incidents and exacerbation of key materials shortages, inflationary cost pressures, material cost increases, demand volatility, and logistics and capacity constraints, which may have a material adverse effect on the combined company's business, results of operations and financial condition, and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond the combined company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Wesco's other reports filed with the U.S. Securities and Exchange Commission.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Senior Director, Corporate Communications 717-579-6603
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31, 2022		December 31, 2021
Net sales	$5,558,494		$4,851,919
Cost of goods sold (excluding depreciation and amortization)	4,340,233	78.1%	3,844,038	79.2%
Selling, general and administrative expenses	793,061	14.3%	733,689	15.1%
Depreciation and amortization	43,445		53,909
Income from operations	381,755	6.9%	220,283	4.5%
Interest expense, net	87,265		60,390
Other expense (income), net	4,007		(39,183)
Income before income taxes	290,483	5.2%	199,076	4.1%
Provision for income taxes	71,351		31,309
Net income	219,132	3.9%	167,767	3.5%
Net income attributable to noncontrolling interests	212		355
Net income attributable to WESCO International, Inc.	218,920	3.9%	167,412	3.5%
Preferred stock dividends	14,352		14,352
Net income attributable to common stockholders	$204,568	3.7%	$153,060	3.2%

Earnings per diluted share attributable to common stockholders	$3.90		$2.93
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	52,404		52,269

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$2,168,448		$1,994,954
Communications & Security Solutions	1,762,837		1,514,813
Utility & Broadband Solutions	1,627,209		1,342,152
	$5,558,494		$4,851,919
Income from operations:
Electrical & Electronic Solutions	$185,957		$132,997
Communications & Security Solutions	151,904		101,897
Utility & Broadband Solutions	178,803		122,845
Corporate	(134,909)		(137,456)
	$381,755		$220,283

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended
	December 31, 2022		December 31, 2021
Net sales	$21,420,116		$18,217,512
Cost of goods sold (excluding depreciation and amortization)	16,758,794	78.2%	14,425,444	79.2%
Selling, general and administrative expenses	3,044,223	14.2%	2,791,641	15.3%
Depreciation and amortization	179,014		198,554
Income from operations	1,438,085	6.7%	801,873	4.4%
Interest expense, net	294,420		268,073
Other expense (income), net	7,014		(48,112)
Income before income taxes	1,136,651	5.3%	581,912	3.2%
Provision for income taxes	274,529		115,510
Net income	862,122	4.0%	466,402	2.6%
Net income attributable to noncontrolling interests	1,651		1,020
Net income attributable to WESCO International, Inc.	860,471	4.0%	465,382	2.6%
Preferred stock dividends	57,408		57,408
Net income attributable to common stockholders	$803,063	3.7%	$407,974	2.2%

Earnings per diluted share attributable to common stockholders	$15.33		$7.84
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	52,395		52,030

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$8,823,331		$7,621,263
Communications & Security Solutions	6,401,468		5,715,238
Utility & Broadband Solutions	6,195,317		4,881,011
	$21,420,116		$18,217,512
Income from operations:
Electrical & Electronic Solutions	$799,419		$542,059
Communications & Security Solutions	525,693		395,343
Utility & Broadband Solutions	650,470		412,740
Corporate	(537,497)		(548,269)
	$1,438,085		$801,873

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$527,348	$212,583
Trade accounts receivable, net	3,662,663	2,957,613
Inventories	3,498,824	2,666,219
Other current assets	641,704	513,696
Total current assets	8,330,539	6,350,111

Goodwill and intangible assets	5,184,331	5,152,474
Other assets	1,296,816	1,115,114
Total assets	$14,811,686	$12,617,699

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,728,195	$2,140,251
Short-term debt and current portion of long-term debt, net(1)	70,471	9,528
Other current liabilities	1,018,681	900,029
Total current liabilities	3,817,347	3,049,808

Long-term debt, net	5,345,973	4,701,542
Other noncurrent liabilities	1,198,794	1,090,138
Total liabilities	10,362,114	8,841,488

Stockholders' Equity
Total stockholders' equity	4,449,572	3,776,211
Total liabilities and stockholders' equity	$14,811,686	$12,617,699
(1)    As of December 31, 2022, short-term debt and current portion of long-term debt includes the $58.6 million aggregate principal amount of the Company's 5.50% Anixter Senior Notes due 2023, which mature on March 1, 2023.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Twelve Months Ended
	December 31, 2022	December 31, 2021
Operating Activities:
Net income	$862,122	$466,402
Add back (deduct):
Depreciation and amortization	179,014	198,554
Deferred income taxes	(1,236)	(78,285)
Change in trade receivables, net	(690,568)	(531,828)
Change in inventories	(817,046)	(530,730)
Change in accounts payable	552,916	449,564
Other, net	(74,164)	93,461
Net cash provided by operating activities	11,038	67,138

Investing Activities:
Capital expenditures	(99,412)	(54,746)
Acquisition payments, net of cash acquired	(186,787)	—
Proceeds from divestitures	—	56,010
Other, net	2,624	1,273
Net cash (used in) provided by investing activities	(283,575)	2,537

Financing Activities:
Debt borrowings (repayments), net(1)	697,739	(208,716)
Payments for taxes related to net-share settlement of equity awards	(25,774)	(27,158)
Repurchases of common stock	(11,069)	—
Payment of dividends	(57,408)	(57,408)
Other, net	(19,453)	(17,497)
Net cash provided by (used in) financing activities	584,035	(310,779)

Effect of exchange rate changes on cash and cash equivalents	3,267	4,552

Net change in cash and cash equivalents	314,765	(236,552)
Cash and cash equivalents at the beginning of the period	212,583	449,135
Cash and cash equivalents at the end of the period	$527,348	$212,583
(1)    The year ended December 31, 2022 includes borrowings under the Company's accounts receivable securitization and revolving credit facilities that were used to partially fund the acquisition of Rahi Systems. The year ended December 31, 2021 includes the redemption of the Company's $500.0 million aggregate principal amount of 5.375% Senior Notes due 2021 (the "2021 Notes") and $354.7 million aggregate principal amount of its 5.375% Senior Notes due 2024 (the "2024 Notes"). The redemptions of the 2021 Notes and 2024 Notes were funded with excess cash, as well as borrowings under the Company's accounts receivable securitization and revolving credit facilities.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted operating margin, adjusted other non-operating expense (income), adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of our financial condition and results of operations on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related and integration costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)
Organic Sales Growth by Segment - Three Months Ended:

	Three Months Ended		Growth/(Decline)
	December 31, 2022	December 31, 2021	Reported	Acquisition Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$2,168,448	$1,994,954	8.7%	—%	(2.6)%	—%	11.3%
CSS	1,762,837	1,514,813	16.4%	7.4%	(2.7)%	—%	11.7%
UBS	1,627,209	1,342,152	21.2%	—%	(1.0)%	—%	22.2%
Total net sales	$5,558,494	$4,851,919	14.6%	2.3%	(2.1)%	—%	14.4%
Organic Sales Growth by Segment - Twelve Months Ended:

	Twelve Months Ended		Growth/(Decline)
	December 31, 2022	December 31, 2021	Reported	Acquisition/Divestiture Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$8,823,331	$7,621,263	15.8%	(0.1)%	(1.8)%	0.4%	17.3%
CSS	6,401,468	5,715,238	12.0%	2.0%	(1.9)%	0.4%	11.5%
UBS	6,195,317	4,881,011	26.9%	(0.1)%	(0.6)%	0.4%	27.2%
Total net sales	$21,420,116	$18,217,512	17.6%	0.5%	(1.5)%	0.4%	18.2%
Organic Sales Growth by Segment - Sequential:

	Three Months Ended		Growth/(Decline)
	December 31, 2022	September 30, 2022	Reported	Acquisition Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$2,168,448	$2,234,771	(3.0)%	—%	(0.9)%	(3.1)%	1.0%
CSS	1,762,837	1,602,459	10.0%	7.0%	(0.6)%	(3.1)%	6.7%
UBS	1,627,209	1,608,686	1.2%	—%	(0.3)%	(3.1)%	4.6%
Total net sales	$5,558,494	$5,445,916	2.1%	2.1%	(0.6)%	(3.1)%	3.7%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, fluctuations in foreign exchange rates and number of workdays from the reported percentage change in consolidated net sales.

	Three Months Ended		Twelve Months Ended
Gross Profit:	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net sales	$5,558,494	$4,851,919	$21,420,116	$18,217,512
Cost of goods sold (excluding depreciation and amortization)	4,340,233	3,844,038	16,758,794	14,425,444
Gross profit	$1,218,261	$1,007,881	$4,661,322	$3,792,068
Gross margin	21.9%	20.8%	21.8%	20.8%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Adjusted SG&A Expenses:	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Selling, general and administrative expenses	$793,061	$733,689	$3,044,223	$2,791,641
Merger-related and integration costs	(15,246)	(38,692)	(67,446)	(158,484)
Net gain on divestitures	—	—	—	8,927
Adjusted selling, general and administrative expenses	$777,815	$694,997	$2,976,777	$2,642,084
Percentage of net sales	14.0%	14.3%	13.9%	14.5%

	Three Months Ended		Twelve Months Ended
Adjusted Income from Operations:	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Income from operations	$381,755	$220,283	$1,438,085	$801,873
Merger-related and integration costs	15,246	38,692	67,446	158,484
Accelerated trademark amortization	390	11,825	9,774	32,021
Net gain on divestitures	—	—	—	(8,927)
Adjusted income from operations	$397,391	$270,800	$1,515,305	$983,451
Adjusted income from operations margin %	7.1%	5.6%	7.1%	5.4%

	Three Months Ended		Twelve Months Ended
Adjusted Other Expense (Income), net:	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Other expense (income), net	$4,007	$(39,183)	$7,014	$(48,112)
Curtailment gain	—	36,580	—	36,580
Adjusted other expense (income), net	$4,007	$(2,603)	$7,014	$(11,532)

	Three Months Ended		Twelve Months Ended
Adjusted Provision for Income Taxes:	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Provision for income taxes	$71,351	$31,309	$274,529	$115,510
Income tax effect of adjustments to income from operations and other income, net(1)	3,870	1,280	20,165	33,672
Adjusted provision for income taxes	$75,221	$32,589	$294,694	$149,182
(1)    The adjustments to income from operations have been tax effected at rates of 24.8% and 26.1% for the three and twelve months ended December 31, 2022, respectively, and 20.3% and 23.5% for the three and twelve months ended December 31, 2021, respectively. The adjustment to other non-operating income for the three and twelve months ended December 31, 2021 has been tax effected at a rate of 24.6%.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Adjusted Earnings per Diluted Share:	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Adjusted income from operations	$397,391	$270,800	$1,515,305	$983,451
Interest expense, net	87,265	60,390	294,420	268,073
Adjusted other expense (income), net	4,007	(2,603)	7,014	(11,532)
Adjusted income before income taxes	306,119	213,013	1,213,871	726,910
Adjusted provision for income taxes	75,221	32,589	294,694	149,182
Adjusted net income	230,898	180,424	919,177	577,728
Net income attributable to noncontrolling interests	212	355	1,651	1,020
Adjusted net income attributable to WESCO International, Inc.	230,686	180,069	917,526	576,708
Preferred stock dividends	14,352	14,352	57,408	57,408
Adjusted net income attributable to common stockholders	$216,334	$165,717	$860,118	$519,300

Diluted shares	52,404	52,269	52,395	52,030
Adjusted earnings per diluted share	$4.13	$3.17	$16.42	$9.98
Note: For the three and twelve months ended December 31, 2022, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, accelerated trademark amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. For the three and twelve months ended December 31, 2021, SG&A expenses, income from operations, other non-operating income, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, a net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada, accelerated trademark amortization expense associated with migrating to the Company's master brand architecture, a curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans, and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$185,736	$153,912	$176,359	$(311,439)	$204,568
Net (loss) income attributable to noncontrolling interests	(403)	—	—	615	212
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	71,351	71,351
Interest expense, net	—	—	—	87,265	87,265
Depreciation and amortization	9,803	16,531	5,936	11,175	43,445
EBITDA	$195,136	$170,443	$182,295	$(126,681)	$421,193
Other expense (income), net	624	(2,008)	2,444	2,947	4,007
Stock-based compensation expense(1)	1,876	1,113	864	6,806	10,659
Merger-related and integration costs	—	—	—	15,246	15,246
Adjusted EBITDA	$197,636	$169,548	$185,603	$(101,682)	$451,105
Adjusted EBITDA margin %	9.1%	9.6%	11.4%		8.1%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended December 31, 2022 excludes $1.3 million as such amount is included in merger-related and integration costs.

	Three Months Ended December 31, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$133,400	$101,494	$122,847	$(204,681)	$153,060
Net income attributable to noncontrolling interests	140	—	—	215	355
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	31,309	31,309
Interest expense, net	—	—	—	60,390	60,390
Depreciation and amortization	15,814	22,613	5,902	9,580	53,909
EBITDA	$149,354	$124,107	$128,749	$(88,835)	$313,375
Other (income) expense, net(1)	(543)	403	(2)	(39,041)	(39,183)
Stock-based compensation expense(2)	1,756	788	591	3,608	6,743
Merger-related and integration costs	—	—	—	38,692	38,692
Adjusted EBITDA	$150,567	$125,298	$129,338	$(85,576)	$319,627
Adjusted EBITDA margin %	7.5%	8.3%	9.6%		6.6%
(1) Corporate other non-operating income in the calculation of adjusted EBITDA for the three months ended December 31, 2021 includes a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans.

(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended December 31, 2021 excludes $1.3 million as such amount is included in merger-related and integration costs.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Year Ended December 31, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$801,283	$526,985	$648,478	$(1,173,683)	$803,063
Net income attributable to noncontrolling interests	158	—	—	1,493	1,651
Preferred stock dividends	—	—	—	57,408	57,408
Provision for income taxes	—	—	—	274,529	274,529
Interest expense, net	—	—	—	294,420	294,420
Depreciation and amortization	42,621	68,448	23,251	44,694	179,014
EBITDA	$844,062	$595,433	$671,729	$(501,139)	$1,610,085
Other (income) expense, net	(2,022)	(1,292)	1,992	8,336	7,014
Stock-based compensation expense(1)	9,226	4,859	3,534	23,418	41,037
Merger-related and integration costs	—	—	—	67,446	67,446
Adjusted EBITDA	$851,266	$599,000	$677,255	$(401,939)	$1,725,582
Adjusted EBITDA margin %	9.6%	9.4%	10.9%		8.1%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the year ended December 31, 2022 excludes $5.4 million as such amount is included in merger-related and integration costs.

	Year Ended December 31, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$543,633	$394,031	$412,698	$(942,388)	$407,974
Net income attributable to noncontrolling interests	298	—	—	722	1,020
Preferred stock dividends	—	—	—	57,408	57,408
Provision for income taxes	—	—	—	115,510	115,510
Interest expense, net	—	—	—	268,073	268,073
Depreciation and amortization	55,998	82,870	22,447	37,239	198,554
EBITDA	$599,929	$476,901	$435,145	$(463,436)	$1,048,539
Other (income) expense, net(1)	(1,872)	1,312	42	(47,594)	(48,112)
Stock-based compensation expense(2)	6,404	2,607	2,107	14,581	25,699
Merger-related and integration costs	—	—	—	158,484	158,484
Net gain on divestitures	—	—	(8,927)	—	(8,927)
Adjusted EBITDA	$604,461	$480,820	$428,367	$(337,965)	$1,175,683
Adjusted EBITDA margin %	7.9%	8.4%	8.8%		6.5%
(1) Corporate other non-operating income in the calculation of adjusted EBITDA for the year ended December 31, 2021 includes a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans.

(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the year ended December 31, 2021 excludes $5.1 million as such amount is included in merger-related and integration costs.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	December 31, 2022	December 31, 2021

Net income attributable to common stockholders	$803,063	$407,974
Net income attributable to noncontrolling interests	1,651	1,020
Preferred stock dividends	57,408	57,408
Provision for income taxes	274,529	115,510
Interest expense, net	294,420	268,073
Depreciation and amortization	179,014	198,554
EBITDA	$1,610,085	$1,048,539
Other expense (income), net(1)	7,014	(48,112)
Stock-based compensation expense	41,037	25,699
Merger-related and integration costs	67,446	158,484
Net gain on divestitures	—	(8,927)
Adjusted EBITDA	$1,725,582	$1,175,683

	As of
	December 31, 2022	December 31, 2021
Short-term debt and current portion of long-term debt, net	$70,471	$9,528
Long-term debt, net	5,345,973	4,701,542
Debt discount and debt issuance costs(2)	57,943	70,572
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(2)	(264)	(957)
Total debt	5,474,123	4,780,685
Less: cash and cash equivalents	527,348	212,583
Total debt, net of cash	$4,946,775	$4,568,102

Financial leverage ratio	2.9	3.9
(1)Other non-operating income for the year ended December 31, 2021 includes a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans.
(2)Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage is a non-GAAP measure of the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and net gain on the divestiture of Wesco's legacy utility and data communications businesses in Canada.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Free Cash Flow:	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Cash flow provided by (used in) operations	$421,659	$(105,532)	$11,038	$67,138
Less: Capital expenditures	(40,046)	(29,576)	(99,412)	(54,746)
Add: Merger-related and integration cash costs	17,060	19,439	66,520	81,115
Free cash flow	$398,673	$(115,669)	$(21,854)	$93,507
Percentage of adjusted net income	172.7%	(64.1)%	(2.4)%	16.2%

Note: Free cash flow is non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and twelve months ended December 31, 2022 and 2021, the Company paid for certain costs to integrate the acquired Anixter business. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods.